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                                                                    EXHIBIT 5.1


                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP




January 20, 1998

Escalon Medical Corp.
351 East Conestoga Road
Wayne, PA 19087

RE:  Escalon Medical Corp. -- Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Escalon Medical Corp., a California corporation (the "Company"), in connection with the preparation of the registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 1,510,193 shares of the Company's common stock, $.01 par value (the "Common Stock"), to be sold by the entities and individuals listed as the selling shareholders in the Registration Statement (the "Selling Shareholders") including (i) 340,000 shares of Common Stock issuable upon the conversion of Series A 6% Convertible Preferred Stock (subject to adjustment based on, among other things, the market price of the Common Stock at the time of conversion) and (ii) 90,000 shares of Common Stock issuable upon the exercise of warrants issued to certain of the Selling Shareholders (the "Warrants"). In this connection, we have reviewed
(a) the Registration Statement; (b) the Company's Amended and Restated Articles of Incorporation; (c) the Company's By-laws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Certificate of Determination of Series A 6% Convertible Preferred Stock (the "Certificate"); (f) the Warrants; and (g) such other documents and records as we have considered necessary or desirable in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by: (i) EOI Corp., as described in the Registration Statement, are duly authorized, validly issued, fully paid and non-assessable, and (ii) the other Selling Shareholders as described in the Registration Statement, when and to the extent issued by the Company upon the conversion of the Series A 6% Convertible Preferred Stock and upon the exercise of the Warrants in the manner contemplated in the Certificate and the Warrants, respectively, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ MORGAN, LEWIS & BOCKIUS LLP